Exhibit 99.2

Item 6. Selected Financial Data

The following selected historical financial information as of and for each of the five fiscal years ended January 31, 2013, has been derived from the Company’s audited consolidated financial statements. The Company completed various acquisitions in each of the fiscal years, which are more fully described in Note 2 of the notes to consolidated financial statements or in previously filed Forms 10-K. The acquisitions have been accounted for under the acquisition method of accounting and, accordingly, the Company’s consolidated results include the effects of the acquisitions from the date of each acquisition. During the fiscal year 2013, the Company accounted for its Energy division as a discontinued operation. During the first quarter of fiscal year 2014, the Company authorized the sale of its SolmeteX operations. The Company accounted for SolmeteX as a discontinued operation. The operation was sold on July 31, 2013. Accordingly, financial information for all periods presented has been recasted to reflect both the Energy division and SolmeteX as discontinued operations.

The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Item 7 and the consolidated financial statements and notes thereto included elsewhere in this Form 8-K.

As of and Years Ended January 31,	2013	2012	2011	2010	2009
Income Statement Data (in thousands, except per share data):
Revenues	$1,069,126	$1,106,018	$993,758	$814,584	$955,756
Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)	(873,807)	(869,074)	(774,491)	(648,102)	(738,775)
Selling, general and administrative expenses	(161,507)	(162,739)	(138,237)	(123,719)	(132,536)
Depreciation and amortization	(61,158)	(55,640)	(44,604)	(40,490)	(38,115)
Impairment charges	(8,431)	(96,579)	—	—	(2,014)
Loss on remeasurement of equity method investment	(7,705)	—	—	—	—
Litigation settlement gains	—	—	—	2,828	—
Equity in earnings of affiliates	20,572	24,647	13,153	8,198	14,089
Interest expense	(4,309)	(2,357)	(1,594)	(2,734)	(3,614)
Other income, net	5,844	9,685	524	213	1,065

(Loss) income from continuing operations before income taxes	(21,375)	(46,039)	48,509	10,778	55,856
Income tax benefit (expense)	9,115	(8,634)	(20,629)	(6,627)	(24,229)

Net (loss) income from continuing operations	(12,260)	(54,673)	27,880	4,151	31,627
Net (loss) income from discontinued operations	(23,763)	1,491	3,707	(2,786)	(5,455)

Net (loss) income	(36,023)	(53,182)	31,587	1,365	26,172
Net (income) loss attributable to noncontrolling interest	(628)	(2,893)	(1,596)	—	362

Net (loss) income attributable to Layne Christensen Company	$(36,651)	$(56,075)	$29,991	$1,365	$26,534

Earnings per share information attributable to Layne shareholders:
Basic (loss) income per share-continuing operations	$(0.66)	$(2.96)	$1.36	$0.21	$1.67
Basic (loss) income per share-discontinued operations	(1.22)	0.08	0.19	(0.14)	(0.29)

Basic (loss) income per share	$(1.88)	$(2.88)	$1.55	$0.07	$1.38

Diluted (loss) income per share-continuing operations	$(0.66)	$(2.96)	$1.34	$0.21	$1.65
Diluted (loss) income per share - discontinued operations	(1.22)	0.08	0.19	(0.14)	(0.28)

Diluted (loss) income per share	$(1.88)	$(2.88)	$1.53	$0.07	$1.37

Balance Sheet Data (in thousands):
Working capital, including current maturities of debt	$125,079	$136,404	$93,309	$119,649	$128,610
Total assets	812,226	805,836	816,652	730,955	719,357
Total long-term debt, excluding current maturities	96,539	52,716	—	6,667	26,667
Total Layne stockholders’ equity	412,737	448,665	501,402	466,798	456,022

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